Exhibit 3.01

Articles of Incorporation (PURSUANT TO NRS 78)	Entity # E0486922006-6 Document Number: 20060413631-26 Date Filed: 6/28/2006 3:49:10 PM In the office of Dean Heller Secretary of State

1. Name of Corporation	Pacific Metals Corp.
2. Resident Agent Name and Street Address	Laughlin Associates, Inc. 2533 North Carson Street Carson City, Nevada 89706
3. Shares:	Number of Shares with par value: 200 Million Common Shares Par value: $.001 10 Million Preferred Shares Par value: $.001 Number of shares without par value: 0
4. Names & Addresses of Board of Directors/Trustees:	Brent Buscay 2533 North Carson Street Carson City, Nevada 89706
5. Purpose:	To engage in any lawful activity.
6. Names, Address and Signature of Incorporator:	Brent Buscay 2533 North Carson Street Carson City, Nevada 89706 [signature redacted]
7. Certificate of Acceptance of Appointment of Resident:	[signature redacted] Dated: June 28, 2006

ATTACHMENT TO ARTICLES OF INCORPORATION

FIRST.  The name of the corporation is:

Pacific Metals Corp.

SECOND.  Its registered office in the State of Nevada is located at 2533 North Carson Street, Carson City, Nevada 89706 the Corporation may maintain an office, or offices, in such other place within or without the State of Nevada as may be from time to time designated by the Board of Directors, or by the By-Laws of said Corporation, and that this Corporation may conduct all Corporation business of every kind and nature, including the holding of all meetings of Directors and Stockholders, outside the State of Nevada as well as within the State of Nevada

THIRD.  The objects for which this Corporation is formed are:  To engage in any lawful activity, including but not limited to the following:

(A)

Shall have such tights, privileges and powers as may be conferred upon corporations by any existing law.

(B)

May  at  any  time  exercise  such  rights,  privileges  and  powers,  when  not inconsistent with the purposes and objects for which this corporation is organized.

(C)

Shall have power  to have succession by its corporate name for the period limited in its certificate or articles of incorporation, and when no period is limited, perpetually, or until dissolved and its affairs wound up according to law.

(D)

Shall have power to sue and be sued in any court of law or equity.

(E)

Shall have power to make contracts.

(F)

Shall have power to hold, purchase and convey real and personal estate and to mortgage or lease any such real and personal estate with its franchises.  The power to hold real and personal estate shall include the power to take the same by devise or bequest in the State of Nevada, or in any other state, territory or country.

(G)

Shall have power to appoint such officers and agents as the affairs of the corporation shall require, and to allow them suitable compensation.

(H)

Shall have power to make By-Laws not inconsistent with the constitution or laws of the United States, or of the State of Nevada, for the management, regulation and government  of  its  affairs and property,  the  transfer of  its stock,  the transaction  of  its business, and the calling and holding of meetings of its stockholders.

(I)

Shall have power to wind up and dissolve itself, or be wound up or dissolved.

(J)

Shall have power to adopt and use a common seal or stamp, and alter the same at pleasure. The use of a seal or stamp by the corporation on any corporate documents is not necessary. The corporation may use a seal or stamp, if it desires, but such use or nonuse shall not in any way affect the legality of the document.

(K)

Shall have power to borrow money and contract debts when necessary for the transaction of its business, or for the exercise of its corporate rights, privileges or franchises, or for any other lawful purpose of its incorporation; to issue bonds, promissory notes, bills of exchange, debentures, and other obligations and evidences of indebtedness, payable at a specified time or times,  or  payable upon  the happening  of  a specified  event or events, whether secured by mortgage, pledge or otherwise, or unsecured  for money borrowed, or in payment for property purchased , or acquired, or for any other lawful object.

(L)

Shall have power to guarantee, purchase, hold, sell, assign, transfer, mortgage pledge or otherwise dispose of the shares of the capital stock of, or any bonds, securities or evidences of the indebtedness created by  any other corporation or corporations of the State of  Nevada, or any other state or government,  and, while owners of such stock,  bonds, securities or evidences of indebtedness,  to exercise all the rights, powers and privileges of ownership, including the right to vote, if any.

(M)

Shall have power to purchase, hold, sell and transfer shares of its own capital stock, and use therefor its capital, capital surplus, surplus or other property or fund.

(N)

Shall have power to conduct business, have one or more offices, and hold, purchase, mortgage and convey real and personal property in the State of Nevada and in any of the several state, territories, possessions and dependencies of the United States, the District of Columbia, and any foreign countries.

(O)

Shall have power to do all and everything necessary and proper for the accomplishment of the objects enumerated in its certificate or articles of incorporation, or any amendment thereof, or necessary or incidental to the protection and benefit of the corporation, and, in general, to carry on any lawful business necessary or incidental to the attainment of the objects of the corporation, whether or not such business is similar in nature to the objects set forth in the certificate or articles of incorporation of the corporation, or any amendment thereof

(P)

Shall  have  power  to  make  donations  for  the  public  welfare or  for charitable, scientific or educational purposes.

(Q)

Shall have power to enter in to partnerships, general or limited, or joint ventures, in connection with any lawful activities, as may be allowed by law.

FOURTH.  That the total number of common stock authorized that may be issued by the Corporation is 200 MILLION (200,000,000) shares of stock with a nominal value OF $.001 and the total number of preferred stock authorized that may be issued by the Corporation is 10 MILLION (10,000,000) shares of stock with a nominal   value of $.001 and no other class of stock shall be authorized.   Said shares may be issued by the corporation, .from time to time, for such considerations as may be fixed by the Board of Directors.

FIFTH.  The governing board of this corporation shall be known as directors, and the number of directors may from time to time be increased or decreased in such manner as shall be provided by the By-Laws of this Corporation, providing that the number of directors shall not be reduced to fewer than one (1).

The name and post office address of the first board of Directors shall be one (1) in number and listed as follows:

NAME	POST OFFICE ADDRESS

Brent Buscay	2533 North Carson Street
Carson City, Nevada 89706

SIXTH.  The capital stock, after the amount of the subscription price, or par value,  has  been  paid  in, shall   not  be  subject  to  assessment  to pay  the  debts  of  the corporation.

SEVENTH. The name and post office address of the Incorporator signing the Articles of Incorporation is as follows:

NAME	POST OFFICE ADDRESS

Brent Buscay	2533 North Carson Street
Carson City, Nevada 89706

EIGHTH. The resident agent for this corporation shall be:

LAUGHLIN ASSOCIATES, INC.

The address of said agent, and, the registered or statutory address of this corporation in the state of Nevada shall be:

2533 North Carson Street

Carson City, Nevada 89706

NINTH. The corporation is to have perpetual existence.

TENTH. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized:

Subject to the By-Laws, if any, adopted by the Stockholders, to make, alter or amend the By-Laws of the Corporation.

To fix the amount to  be reserved as working capital  over  and above its capital stock paid in; to authorize and cause to be executed, mortgages and liens upon the real and personal property of this Corporation.

By resolution passed by a majority of the whole Board, to designate one (1) or more committees, each committee to consist of one or more of the Directors of the Corporation, which, to the extent provided in the resolution or in the By-Laws of the Corporation, shall have and may exercise the powers of the Board of Directors in the management of the business and affairs of the Corporation.  Such committee, or committees shall have such name, or names, as may be stated in the By-Laws of the Corporation, or as may be determined from time to time by resolution adopted by the Board of Directors.

When and as authorized by the affirmative vote of the Stockholders holding stock entitling them to exercise at  least a  majority of  the voting power given  at  a Stockholders meeting called for that purpose, or when authorized by the written consent of the holders of at least a majority of the voting stock issued and outstanding, the Board of Directors shall have power and authority at any meeting to sell, lease or exchange all of the property and assets of the Corporation, including its good will and its corporate franchises upon such terms and conditions as its board of Directors deems expedient and for the best interests of the Corporation.

ELEVENTH.  No shareholder ·hall be entitled as a matter of right to subscribe for or receive additional shares of any class of stock of the Corporation, whether now or hereafter authorized any bonds, debentures or securities convertible into stock, but such additional shares of stock or other securities convertible into stock may be issued or disposed of by the Board of Directors to such persons and on such terms as in its discretion it shall deem advisable.

TWELFTH.  No director or officer of the Corporation shall be personally liable to the Corporation or any of its stockholders for damages for breach of fiduciary duty as a director or officer involving any act or omission of any such director or officer; provided, however, that the foregoing provision shall not eliminate or limit the liability of a director or officer (i) for acts or omissions which involve intentional misconduct, fraud or a knowing violation of law, or (ii) the payment of dividends in violation of Section 78.300 of the Nevada Revised Statutes. Any repeal or modification of this Article by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director or officer of the Corporation for acts or omissions prior to such repeal or modification.

THIRTEENTH. This Corporation reserves the right to amend, alter, change or repeal any provision contained in the Articles of Incorporation, in the manner now or hereafter prescribed by statute, or by the Articles of Incorporation, and all rights conferred upon Stockholders herein are granted subject to this reservation.